Exhibit (a)(5)(D)

Dear Subscriber,

Thank you for your continued interest in the Van Eck/Merrill Lynch HOLDRS transaction.

As you may know, Market Vectors ETF Trust is planning offers to exchange shares of newly created ETFs for receipts of six Merrill Lynch HOLDRS Trusts: OIH, SMH, PPH, BBH, RTH and RKH. We are pleased to inform you that, on September 30, Van Eck filed exchange offer documents with the Securities and Exchange Commission (“SEC”). View press release. As a result of the filing, we are able to share additional information. More details are available on our website. Here are a few highlights.

Potential ADVANTAGES OF THE EXCHANGE OFFERS

• Uninterrupted exposure to target industries; new Market Vectors ETFs are expected to trade under existing HOLDRS ticker symbols.
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ETFs generally offer more dynamic, diversified approach to industry investing. HOLDRS’ portfolios generally remain static over time; in comparison, ETFs typically rebalance their portfolios periodically in order to track an underlying index.

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Participating investors bear no cost of the exchange offers, though may be subject to fees charged by financial intermediaries. Alternatively, cancelling or selling the HOLDRS may involve cancellation and/or brokerage fees. Note: Fund expenses are generally higher for ETFs than for HOLDRS.

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Certain tax advantages may be associated with participating in the exchanges, as compared to other alternatives. Investors should consult their own tax advisors regarding the tax consequences under all applicable tax laws of participating or not participating in the exchange offers, including any particular tax consequences pertaining to their situation. Learn More.

INVESTOR ACTION CHOICES

• Participate in the offers and exchange HOLDRS for shares of new Market Vectors ETFs.

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Sell HOLDRS prior to the expiration of the offers and the halting of trading in these HOLDRS. This may involve brokerage commissions and would be a taxable transaction in respect to an investor’s entire HOLDRS investment.

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Cancel HOLDRS and take possession of underlying securities. This may involve cancellation fees of up to $10 per 100 HOLDRS. Cancellation can only occur upon delivery of round lots (multiples of 100 HOLDRS).

• Take no action. Consequences associated with this option may include liquidation of HOLDRS Trusts by the trustee.

For a detailed description of the action choices, review the FAQ section of our website.

LEARN MORE

• Read: Press Release, “Van Eck Global Files Exchange Offer Documents”
• Compare Constituents: HOLDRs vs. Market Vectors Indices
• Review: Timeline
• Speak to an Information Agent representative:
D.F. King & Co. Toll-Free: 800.290.6424 Banks and Brokers: 212.269.5550 marketvectorsetf@dfking.com

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Van Eck Global 335 Madison Avenue New York, NY 10017

For more information, please contact:

D.F. King & Co., the Information Agent:

• Toll-Free: 800.290.6424
• Banks and Brokers: 212.269.5550
• Email: marketvectorsetf@dfking.com

Important Disclosure

The information contained in the registration statements for the new ETFs referred to herein is not complete and may be changed. Van Eck may not sell these securities until the registration statements filed with the Securities and Exchange Commission become effective. The prospectus (or Statement of Additional Information) contained in each registration statement is not an offer to sell the securities referenced therein and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This Email is neither an offer to buy nor a solicitation of an offer to sell any of the HOLDRS or new ETF shares. The exchange offer will be made only pursuant to the exchange offer documents, which will be distributed to holders of the outstanding HOLDRS and have been filed with the Securities and Exchange Commission (the “SEC”) as part of the Registration Statement. INVESTORS AND SECURITY HOLDERS OF HOLDRS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFER, INCLUDING THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFERS. SUCH DOCUMENTS ARE AVAILABLE FREE OF CHARGE THROUGH THE WEBSITE MAINTAINED BY THE SEC AT SEC.GOV, BY CALLING THE SEC AT 800.SEC.0330, OR BY DIRECTING A REQUEST TO D.F. KING & CO., THE INFORMATION AGENT, AT 800.290.6424.

All information in this Email (other than opinions or expectations) concerning applicable HOLDRS, including their business and operations was provided by Merrill Lynch & Co. Inc. All information in this Email concerning Van Eck ETFs, including its business, operations and financial results, was provided by Van Eck. Information on HOLDRS assets under management and trading volume was sourced from Bloomberg.

Certain statements made in this Email that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of Van Eck and the ETFs managed by Van Eck and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Van Eck and the ETFs managed by Van Eck undertake no responsibility to update publicly or revise any forward-looking statements.

Investing involves substantial risk and high volatility, including possible loss of principal. An investor should consider the investment objective, risks, charges and expenses of a new ETF carefully before investing. Please read the prospectus and summary prospectus carefully before investing.

Investors may obtain free copies of the prospectus and summary prospectus, exchange offer documents, and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the prospectus and summary prospectus, exchange offer documents and other documents filed with the SEC may also be obtained after the registration statements become effective by directing a request to: Van Eck Securities Corporation, Distributor, 335 Madison Avenue, New York, NY 10017 or by calling: 800.826.2333 or visiting vaneck.com/etf.

The indexes referred to herein are published by and are the exclusive property of Market Vectors Index Solutions GmbH, which has contracted with Structured Solutions AG to maintain and calculate the Indexes. Structured Solutions AG uses its best efforts to ensure that the Indices are calculated correctly. Structured Solutions AG has no obligation to point out errors in the Indices to third parties.

INVESTORS AND SECURITY HOLDERS OF HOLDRS ARE URGED TO READ THE EXCHANGE OFFER DOCUMENTS AND OTHER RELEVANT MATERIALS CAREFULLY IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE EXCHANGE OFFERS, INCLUDING THE RISKS OF PARTICIPATING IN THE EXCHANGE OFFERS.

Van Eck Securities Corporation Distributor 335 Madison Avenue New York, NY 10017